EXHIBIT 3.1



                           CERTIFICATE OF DESIGNATIONS
                                     OF THE
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                             3D SYSTEMS CORPORATION


             PURSUANT TO SECTION 151 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE


     I, Brian K. Service, Chief Executive Officer of 3D SYSTEMS CORPORATION (the "CORPORATION"), a corporation organized and existing under the laws of the State of Delaware, in accordance with the provisions of Section 151 of the Delaware General Corporation Law ("DGCL"), DO HEREBY CERTIFY that at a meeting of the Board of Directors on May 2, 2003, at which meeting a quorum was present, that the following resolution was adopted:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of the Corporation's Certificate of Incorporation, as amended (the "AMENDED CERTIFICATE"), a new series of Preferred Stock of the Corporation be, and hereby is, created, and the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, be, and hereby are, as follows:

1. DESIGNATION AND AMOUNT. This resolution shall provide for a single series of convertible preferred stock which shares of such series shall be designated as Series B Convertible Preferred Stock (the "SERIES B PREFERRED STOCK") and the number of shares constituting such series initially shall be 2,670,000, at $.001 par value per share. The stated value of each share of Series B Preferred Stock is $6.00 (the "SERIES B ISSUANCE Price"). The date on which shares of Series B Preferred Stock are first issued hereunder is hereinafter referred to as the "SERIES B ISSUANCE DATE."

2. DIVIDENDS. Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent (8.00%) of the Series B Issuance Price per share per annum (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares); PROVIDED, HOWEVER, unless, on or prior to the first anniversary of the Series B Issuance Date, a registration statement is declared effective by the Securities and Exchange Commission covering the resale of the securities issued or issuable upon conversion of the Series B Preferred Stock in accordance with the provisions of that certain Securities Purchase Agreement by and among the Corporation and the purchasers identified therein (the "AGREEMENT"), then in such event the dividends provided for in this Section 2 shall increase to the rate of ten percent (10.00%) per share per annum commencing on the close of business on the first anniversary of the Series B Issuance Date (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The holders of Series B Preferred Stock shall be paid in preference to the holders of the Series A Preferred Stock and the Common Stock of the Corporation and to the holders of any other capital


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     stock of the Corporation that rank junior to the Series B Preferred Stock with respect to the payment of dividends or rights upon liquidation ("JUNIOR STOCK"). Dividends shall accrue from and including the date of issuance and shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and shall be payable semi-annually, on the sixth month and the twelfth month anniversary of the Series B Issuance Date. Such dividends shall be cumulative to the extent not declared and paid by the Board of Directors. No Dividends shall be paid on the Junior Stock unless or until all accrued and unpaid Dividends shall have first been declared and paid in full with respect to the Series B Preferred Stock.

3.   LIQUIDATION PREFERENCE.

(a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a "LIQUIDATION EVENT"), before any distribution or payment shall be made to the holders of any Junior Stock, subject to the rights of any series of Preferred Stock that may from time to time come into existence, each holder of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation, (i) an amount in cash per share equal to the sum of the Series B Issuance Price for each outstanding share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), and (ii) an amount equal to all accrued or declared but unpaid dividends on such shares (collectively, the "LIQUIDATION PREFERENCE"). If, upon any Liquidation Event, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Preferred Stock of the Liquidation Preference, subject to the rights of any series of Preferred Stock that may from time to time come into existence, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) REMAINING ASSETS. After the payment of the full Liquidation Preference as set forth in Section 3(a) above and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Preferred Stock on an as converted basis.

(c) NOTICE OF LIQUIDATION EVENT. The Corporation shall give each record holder of Series B Preferred Stock written notice of any impending Liquidation Event no later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such Liquidation Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidation Event. The first of such notices shall describe the material terms and conditions of the impending Liquidation Event (including, without limitation, the amount of proceeds to be paid to each share in connection with the Liquidation Event) and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidation Event shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein; PROVIDED, HOWEVER, that such periods may be shortened upon the written consent of the holders of Series B Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then


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     outstanding shares of Series B Preferred Stock and that are entitled to such notice rights or similar notice rights.

4.   REDEMPTION.

(a) REDEMPTION AT THE OPTION OF THE CORPORATION. At any time after the third anniversary of the Series B Issuance Date, the Corporation may redeem, from any source of funds legally available therefor, all, but not less than all of the Series B Preferred Stock (the "REDEMPTION OPTION"). Such redemption of the Series B Preferred Stock shall be effected at a price (the "REDEMPTION PRICE"), paid in cash, equal to the sum of the Series B Issuance Price plus any and all accrued or declared and unpaid dividends, without interest or premium.

(b) MANDATORY REDEMPTION. If any shares of Series B Preferred Stock remain outstanding on the tenth anniversary of the Series B Issuance Date, the Corporation shall redeem, from any source of funds legally available therefor, all, but not less than all of the Series B Preferred Stock (the "MANDATORY REDEMPTION"). Such redemption of the Series B Preferred Stock shall be effected at a price equal to the Redemption Price, paid in cash, without interest or premium.

(c) REDEMPTION UPON A LIQUIDITY EVENT. Immediately prior to the occurrence of a Liquidity Event, the Corporation shall redeem, from any source of funds legally available therefor, all, but not less than all of the Series B Preferred Stock (the "LIQUIDITY EVENT REDEMPTION"). Such redemption of the Series B Preferred Stock shall be effected at a price equal to the Redemption Price, paid in cash, without interest or premium. The term, "LIQUIDITY EVENT" shall have the following meaning:

     1. Any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to such consolidation, merger, reorganization, or any similar corporate transaction, own less than fifty percent (50%) of the voting power of the surviving corporation immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Corporation; and

     2. Any sale, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries on a consolidated basis to a third party in any transaction or series of related transactions.

(d)  MECHANICS OF REDEMPTION.

     1. Subject to Section 4(e), the Redemption Option shall be exercised, and the Mandatory Redemption shall be effected, by written notice (the "REDEMPTION Notice") from the Corporation to the holders of the Series B


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          Preferred Stock setting forth the date fixed for such redemption (the
          "REDEMPTION DATE"), which date shall be not fewer than thirty (30) days but not more than sixty (60) days following the date of the Redemption Notice.

     2. Subject to Section 4(e), the Liquidity Event Redemption shall be exercised by delivery of a Redemption Notice from the Corporation to the holders of the Series B Preferred Stock notifying such holders of an impending Liquidity Event and that the Corporation elects to redeem all but not less than all outstanding shares of the Series B Preferred Stock immediately prior to such Liquidity Event. Such Redemption Notice shall be given no later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty
          (20) days prior to the closing of such Liquidity Event, whichever is earlier, and shall also notify such holders in writing of the final approval of such Liquidity Event. The first of such notices shall describe the material terms and conditions of the impending Liquidity Event (including, without limitation, the amount of proceeds to be paid to each share of capital stock of the Corporation in connection with the Liquidity Event) and the provisions of this Section 4, and the Corporation shall thereafter give such holders prompt notice of any material changes. The Liquidity Event shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein; PROVIDED, HOWEVER, that such periods may be shortened upon the written consent of the holders of Series B Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of Series B Preferred Stock and that are entitled to such notice rights or similar notice rights. The exercise of the Liquidity Event Redemption shall be conditioned upon the actual occurrence of the Liquidity Event that is disclosed in the applicable Redemption Notice.

     3. The Redemption Notice shall be delivered by means of first class mail, postage paid, addressed to the holders of record of the shares of Series B Preferred Stock, at their respective addresses then appearing on the books of the Corporation. Each such notice shall specify (i) such holder's right to redemption, (ii) the applicable Redemption Date and (iii) the applicable Redemption Price. If upon the occurrence of the Redemption Date, the assets and funds of the Corporation legally available to be distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed, subject to paragraph (e) below, ratably among the holders of the Series B Preferred Stock in proportion to the applicable Redemption Price amount each such holder is otherwise entitled to receive. At any time thereafter when additional funds of the Corporation


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          are legally available for the redemption of Series B Preferred Stock, such funds shall immediately be used to redeem the balance of the Series B Preferred Stock which the Corporation has become obligated to redeem on the Redemption Date but which it has not redeemed.

(e) PRIORITY OF REDEMPTION. The Corporation shall not redeem shares of Junior Stock prior to the redemption of all outstanding shares of Series B Preferred Stock. Any redemption effected pursuant to this Section 4 shall be made on a pro rata basis among the holders of the Series B Preferred Stock that is being redeemed, in proportion to the number of shares held by such holders.

(f) DELIVERY OF CERTIFICATES. The holder of any shares of Series B Preferred Stock to be redeemed pursuant to the redemption rights in Section 4 shall not be entitled to receive payment of the applicable Redemption Price for such shares until such holder shall cause to be delivered, to the place specified in the Redemption Notice (i) the certificates representing such shares of Series B Preferred Stock (or delivery of a customary affidavit of loss with an indemnity reasonably satisfactory to the Corporation) and (ii) transfer instrument(s) reasonably satisfactory to the Corporation and sufficient to transfer such shares of Series B Preferred Stock to the Corporation free of any adverse interest.

(g) TERMINATION OF PREFERRED STOCK. Upon the redemption of any share of Series B Preferred Stock pursuant to this Section 4, such share shall (provided the applicable Redemption Price payable upon redemption of such share has been paid or properly provided for) be deemed to cease to be outstanding, and all rights of any Person other than the Corporation in such share shall be extinguished on the date fixed for redemption for such share (plus all rights to receive future dividends with respect to such share), except for the right to receive the applicable Redemption Price, without interest, in accordance with the provisions of this Section 4, subject to the applicable escheat laws.

(h) CONVERSION OF PREFERRED STOCK. In the event that any shares of Series B Preferred Stock shall be converted into Common Stock prior to the close of business on the date fixed for redemption, (i) the Corporation shall not be obligated nor have the right to redeem such shares and (ii) any funds which shall have been set aside for the payment of the applicable Redemption Price shall be returned to the Corporation (subject to declared dividends payable to holders of such on the record date for such dividends being so payable regardless of whether such shares are converted subsequent to the such record date).

     5.   CONVERSION.

     The holders of Series B Preferred Stock shall have the following conversion rights (the "CONVERSION RIGHTS"):

(a) OPTIONAL CONVERSION. At any time and from time to time after the issuance of such shares, each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at the principal corporate office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined, with respect to each share of Series B Preferred Stock, by dividing the amount of the


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     Liquidation Preference on the date the certificate is surrendered for conversion by the Series B Conversion Price (as defined herein) in effect on the date the certificate is surrendered for conversion. The initial Series B Conversion Price per share for the Series B Preferred Stock (the "CONVERSION PRICE ") shall be the Series B Issuance Price; PROVIDED, HOWEVER, that the Conversion Price shall be subject to adjustment as set forth in this Section 5.

(b) AUTOMATIC CONVERSION. Each share of Series B Preferred Stock shall automatically be converted by the Corporation into shares of Common Stock at the Series B Conversion Price at the time on the date specified by written consent or agreement of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock.

(c) MECHANICS OF CONVERSION. Before any holder of Series B Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 5(a) or upon the occurrence of the event specified in Section 5(b), as the case may be, such holder shall surrender the certificate or certificates therefor, duly endorsed, (or deliver a customary affidavit of loss with indemnity) at the principal corporate office of the Corporation or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Corporation at its principal corporate offices, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; PROVIDED, HOWEVER, that any failure by a holder to comply with these provisions shall not have any effect on the automatic conversion of such holder's shares, which shall in any event convert in accordance with
     Section 5(b). The Corporation shall, as soon as practicable thereafter, issue and deliver to such holder of Series B Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. The issuance of certificates for shares of Common Stock upon conversion of the Series B Preferred Stock shall be made without charge to the holders of Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of the Common Stock; PROVIDED, HOWEVER, that the Corporation shall not be responsible for the payment of any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so conveyed were registered. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. The Corporation shall not close its books against the transfer of Series B Preferred Stock or of shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock in any manner which interferes with the timely conversion of the Series B Preferred Stock.

(d) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time after the Series B Issuance Date effect a subdivision (by any stock split or otherwise) of the outstanding Common Stock without a corresponding subdivision of the Series B Preferred Stock, the applicable Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Corporation shall at any time after the Series B Issuance Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series B Preferred Stock, the applicable Conversion


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     Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If the Corporation at any time after the Series B Issuance Date declares, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such event or, if such record date is fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price then in effect by a fraction (i) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such event or the close of business on such record date and (ii) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such event or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 5(e) to reflect the actual payment of such dividend or distribution.

(f) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time after the Series B Issuance Date, the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a reorganization, merger, consolidation or other business combination as provided for below), in any such event each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(g) REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If at any time after the Initial Series B Issuance Date, there is a capital reorganization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or Person as a part of such capital reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock, deliverable upon conversion thereof, would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this
     Section 5 with respect to the rights of the holders of Series B Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable




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     upon conversion of the Series B Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) ADJUSTMENT THRESHOLD AND RECORDING. No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price. All calculations under this Section 5 shall be made to the nearest one hundredth of a cent ($0.0001) or to the nearest one hundredth (1/100) of a share, as the case may be.

(i) OTHER DISTRIBUTIONS. In the event the Corporation shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, or assets of the Corporation (excluding cash dividends), then in each such case for the purpose of this Section 5(i), the holders of the Series B Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(j) NO IMPAIRMENT. The Corporation will not, by amendment of this Certificate of Designations or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

(k) NO FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any share or shares of the Series B Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock which the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(l) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price, as the case may be, pursuant to this
     Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) such adjustment and readjustment, (B) the Series B Conversion Price, at the time in effect and (C) the number of shares of Common Stock and the amount of other property, if any, which at the time would be received upon the conversion of a share of Series B Preferred Stock.


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(m)  NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series B Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(n) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock.

(o) NOTICES. Any notice, request, demand or other communication required or permitted to be given to a holder of Series B Preferred Stock pursuant to the provisions of this Section 5 will be in writing and will be effective and deemed given under this Section 5 on the earliest of: (a) the date of personal delivery, (b) the date of transmission by facsimile, with confirmed transmission and receipt, (c) two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express, or (d) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth in the Agreement for such party. Any holder of Series B Preferred Stock (and such holder's permitted assigns) may change such holder's address for receipt of future notices hereunder by giving written notice to the Corporation.

6. VOTING RIGHTS. Except as otherwise provided herein or required by law, the Series B Preferred Stock shall be voted equally with the shares of the Common Stock of the Corporation and not as a separate class, and may act by written consent, with each holder of shares of Series B Preferred Stock entitled to the number of votes as shall be equal to the number of shares of Common Stock into which such holder's aggregate number of shares of Series B Preferred Stock are convertible pursuant to Section 5 immediately after the close of business on the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Each holder of Series B Preferred Stock shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half (1/2) rounded upward to one
     (1)).

7. PREEMPTIVE RIGHTS. The holders of the Series B Preferred Stock shall not have any preemptive right to subscribe for any additional shares of any class of stock of the Corporation, now or hereafter authorized, or for any issue of bonds, notes or other securities convertible into any class of stock of the Corporation.

8. REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the


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     loss, theft, destruction or mutilation of any certificate evidencing Series
     B Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (PROVIDED, that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series B Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

                                      ****

     The foregoing Certificate of Designations has been duly adopted by the Corporation's Board of Directors in accordance with the applicable provisions of
Section 151 of the General Corporation Law of the State of Delaware.

                            [SIGNATURE PAGE FOLLOWS.]




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


     IN WITNESS WHEREOF, the Corporation, by Brian K. Service, the Chief Executive Officer of the Corporation, has caused this Certificate of Designations to be effective as of the date first written above.



                                                   3D SYSTEMS CORPORATION



                                                  /S/ BRIAN K. SERVICE
                                                  ----------------------------
                                                  Name: Brian K. Service
                                                  Title: Chief Executive Officer


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